EXHIBIT 23.1

actcpas.com 101 Washington Street East P.O. Box 2629 Charleston, WV 25329 304.346.0441 office│ 304.346.8333 fax 800.642.3601

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-212234) on Form S-8 of Energy Services of America Corporation of our report dated June 28, 2017, relating to our audit of the financial statements and supplemental schedules of Energy Services of America Staff 401(k) Retirement Savings Plan, which appears in this Annual Report on Form 11-K of Energy Services of America Staff 401(k) Retirement Savings Plan for the year ended December 31, 2016.

/s/ Arnett Carbis Toothman LLP

Charleston, West Virginia
June 28, 2017

Bridgeport, WV  •  Buckhannon, WV  •  Charleston, WV  •  Columbus, OH  •   Meadville, PA  •   Morgantown, WV  •   New Castle, PA  •  Pittsburgh, PA